Exhibit 23.2

Consent of Bond & Pecaro, Inc.

We hereby consent for Salem Media Group, Inc. (the “Company”) to use the Bond & Pecaro, Inc. name and data from our work product as of September 30, 2019 in public filings with the Securities and Exchange Commission.

Bond & Pecaro, Inc.

/s/ Bond and Pecaro, Inc.

September 13, 2019

Washington, D.C.